Platinum Analytics Cayman Limited

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

SEAL
PLATINUM ANALYTICS CAYMAN LIMITED
CAYMAN ISLANDS

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.0004
CLASS A ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE CLASS A ORDINARY SHARES PAR VALUE OF $0.0004 EACH OF

PLATINUM ANALYTICS CAYMAN LIMITED

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

HUIYI ZHENG
Chief Executive Officer

YINJIE ZHOU
Chief Financial Officer

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112